Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements No. 333-274434 on Form S-3 and Nos. 333-273862-1, 333-261725-1 and 333-281418 on Form S-8 of T1 Energy, Inc. of our report dated March 10, 2025, relating to Audited financial statements of the Target (combined carve-out financial statements of Trina Solar (U.S.) Holding Inc.) as of and for the year ended December 31, 2023 and 2022, appearing in this Form 8-K/A.

/S/ RSM China CPA LLP

Beijing, China

March 10, 2025